Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Todd Pettingill		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7500	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Third Quarter 2018 Financial Results

Raises 2018 Financial Guidance

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (November 8, 2018) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2018, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time to discuss this announcement and answer questions.

“This quarter was marked by several events that demonstrate the strength of Ligand’s business model. First, our partners continued to deliver solid commercial and clinical development results. Specifically, sales of Promacta hit an all-time quarterly high and our partner Viking Therapeutics announced positive topline results for its Phase 2 trial of VK2809, with the potential for efficacy in patients with liver diseases such as non-alcoholic fatty liver disease and NASH. Additionally, we closed the acquisition of Vernalis in October, which provides several high-value shots on goal, as well as a top-notch R&D team, all for a modest cash outlay,” said John Higgins, Chief Executive Officer of Ligand. “Despite the recent turbulence in the financial markets, Ligand continues to execute on its business model, and we will remain focused and will work to capitalize on opportunities the economic cycle brings us.”

Third Quarter 2018 Financial Results

Total revenues for the third quarter of 2018 were $45.7 million, compared with $33.4 million for the same period in 2017. Royalties were $36.1 million, compared with $21.9 million for the third quarter of 2017 and $28.3 million for the fourth quarter of 2017. Under the new accounting standard ASC 606, adopted as of the start of 2018, third quarter 2018 royalties should be compared with fourth quarter 2017 royalties due to the timing of revenue recognition. Third quarter 2018 royalties primarily consisted of royalties from Promacta®, Kyprolis® and EVOMELA®. Material sales were $7.0 million, compared with $7.7 million for the same period in 2017 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $2.5 million, compared with $3.8 million for the same period in 2017.

Cost of goods sold was $1.5 million for the third quarter of 2018, compared with $2.4 million for the same period in 2017. Amortization of intangibles was $5.7 million, compared with $2.7 million for the same period in 2017, due to recent acquisitions and amortization of R&D assets that were out-licensed or impaired. Research and development expense was $5.5 million, compared with $4.8 million for the same period of 2017. General and administrative expense was $9.6 million, compared with $7.0 million for the same period in 2017.

GAAP net income for the third quarter of 2018 was $67.4 million, or $2.80 per diluted share, compared with $8.4 million, or $0.36 per diluted share, for the same period in 2017. Net income for the third quarter of 2018 was impacted by a non-cash gain due to the marking of Ligand’s investment in Viking Therapeutics to market. Adjusted net income for the third quarter of 2018 was $31.7 million, or $1.32 per diluted share, compared with $15.3 million, or $0.69 per diluted share, for the same period in 2017.

As of September 30, 2018, Ligand had cash, cash equivalents, restricted cash and short-term investments of approximately $1 billion. Cash generated from operations during the third quarter of 2018 was $27.1 million.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2018 were $191.9 million, compared with $90.6 million for the same period in 2017. Royalties were $88.3 million, compared with $60.4 million for the nine months ended September 30, 2017 and $64.5 million for the nine months ended December 31, 2017. Under ASC 606, royalties for the nine months ended September 30, 2018 should be compared with royalties for the nine months ended December 31, 2017 due to the timing of revenue recognition. Royalties for the nine months ended September 30, 2018 primarily consisted of royalties from Promacta, Kyprolis and EVOMELA. Material sales were $19.0 million, compared with $14.3 million for the same period in 2017 due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $84.5 million, compared with $15.9 million for the same period in 2017, primarily due to the receipt of a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement and a $20 million upfront payment upon the licensing of Ligand’s GRA program.

Cost of goods sold was $3.4 million for the nine months ended September 30, 2018, compared with $3.6 million for the same period in 2017 due to the timing and mix of Captisol sales. Amortization of intangibles was $12.3 million, compared with $8.1 million for the same period in 2017, due to recent acquisitions and amortization of R&D assets that were out-licensed or impaired. Research and development expense was $19.0, compared with $18.3 million for the same period in 2017. General and administrative expense was $26.6 million, compared with $20.9 million for the same period in 2017.

GAAP net income for the nine months ended September 30, 2018 was $185.8 million, or $7.61 per diluted share, compared with $19.6 million, or $0.84 per diluted share, for the same period in 2017. Net income for the nine months ended September 30, 2018 was impacted by a non-cash gain due to the marking of Ligand’s investment in Viking Therapeutics to market. Adjusted net income for the nine months ended September 30, 2018 was $127.9 million, or $5.44 per diluted share, compared with $42.9 million, or $1.94 per diluted share, for the same period in 2017.

2018 Financial Guidance

Ligand is raising its previous guidance for 2018 and now expects revenue to be approximately $240 million, including royalties of approximately $122 million, material sales of approximately $25 million and license fees and milestones of approximately $93 million, with the potential for up to an additional $5 million in license fees and milestones. Ligand notes that with revenue of $240 million, adjusted earnings per diluted share would be approximately $6.52.

This compares with previous guidance for 2018 revenue to be approximately $232 million, including royalties of approximately $120 million, material sales of approximately $23 million and license fees and milestones of approximately $89 million, with the potential for up to an additional $8 million in license fees and milestones, and adjusted earnings per diluted share of approximately $6.30.

Third Quarter 2018 and Recent Business Highlights

Promacta®/Revolade®

• Novartis reported third quarter 2018 net sales of Promacta/Revolade (eltrombopag) of $295 million, a $68 million or 30% increase over the same period in 2017.
• Novartis presented data from a Phase 4 open-label study of Promacta in the treatment of Chronic Immune Thrombocytopenia at the European Congress on Thrombosis and Haemostasis 2018.
• Novartis announced that Promacta would be highlighted at the 60th American Society of Hematology (ASH) annual meeting in December 2018.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

• On October 30, 2018, Amgen reported third quarter net sales of Kyprolis of $232 million, a $25 million or 12% increase over the same period in 2017. On October 31, 2018, Ono Pharmaceutical reported Kyprolis sales in Japan of approximately $11 million for the most recent quarter.
• On October 1, 2018, Amgen announced that the FDA approved the supplemental New Drug Application (sNDA) to expand the prescribing information for Kyprolis to include a once-weekly dosing option in combination with dexamethasone for patients with relapsed or refractory multiple myeloma.
• On November 1, 2018, Amgen announced that new clinical data will be presented at the 60th ASH annual meeting in December 2018 for Kyprolis and AMG-330.

Recent Acquisitions

• Ligand announced the acquisition of Vernalis plc, a structure-based drug discovery biotechnology company with a broad pipeline of partnered programs and ongoing collaborations, for $43 million in cash, which was mostly offset by approximately $32 million of cash on hand at Vernalis after deal fees. The acquisition of Vernalis provides Ligand with more than eight fully-funded shots on goal, a 70-person R&D team based in Cambridge, England with a portfolio of ongoing collaboration agreements that have the potential to create additional shots on goal, a compound library of unpartnered programs for potential business development out-licensing and England-based operations that provide a platform to help efficiently pursue investment and acquisition activities in Europe and the United Kingdom.

Additional Pipeline and Partner Developments

• Viking Therapeutics announced positive topline results from a 12-week Phase 2 study of VK2809 in patients with non-alcoholic fatty liver disease, which demonstrated statistically significant reductions in low-density lipoprotein cholesterol and statistically significant reductions in liver fat content, and that the study results would be presented in an oral late-breaker presentation at The Liver Meeting 2018.
• Viking Therapeutics announced that results from its Phase 2 study of VK5211 in patients recovering from hip fracture were presented at the American Society for Bone and Mineral Research 2018 annual meeting.
• Sage Therapeutics announced that the FDA Psychopharmacologic Drugs Advisory Committee and Drug Safety and Risk Management Advisory Committee jointly voted that data support the favorable benefit-risk profile of Zulresso injection for the treatment of postpartum depression (PPD).
• Sage Therapeutics announced The Lancet published an integrated analysis across three double-blind, randomized, placebo-controlled studies of Zulresso injection in women with PPD, demonstrating significant and clinically meaningful reductions in HAM-D total score.
• Melinta Therapeutics announced positive topline results from its Phase 3 trial of Baxdela™ for the treatment of adult patients with community-acquired bacterial pneumonia.

• Retrophin announced presentation of new data examining the long-term effects of sparsentan in focal segmental glomerulosclerosis (FSGS) at the American Society of Nephrology Kidney Week 2018, and that the Journal of the American Society of Nephrology published online the positive results from Retrophin’s Phase 2 DUET study of sparsentan for the treatment of FSGS.
• Retrophin announced two presentations related to sparsentan in the treatment of IgA Nephropathy during the 15th International Symposium on IgA Nephropathy.
• Verona Pharma announced that it had enrolled the last patient in its Phase 2 clinical trial evaluating the effect of nebulized RPL554 as an add-on to dual therapy using long-acting anti-muscarinic / long-acting beta2-agonists and triple therapy in the maintenance treatment of patients with moderate to severe chronic obstructive pulmonary disease.
• Aldeyra Therapeutics announced positive results from its Phase 2b clinical trial of topical ocular reproxalap in patients with dry eye disease demonstrating statistically significant reductions in the Four-Symptom Ocular Dryness Score and the Overall Ocular Discomfort Symptom Score.
• Sermonix Pharmaceuticals announced the initiation of a 100-patient Phase 2 trial of oral lasofoxifene for the treatment of metastatic breast cancer.
• Opthea Limited announced that its Phase 1b trial of OPT-302 in diabetic macular edema (DME) met its primary objective and that the company had dosed the first patient in a Phase 2a randomized, controlled clinical trial evaluating OPT-302 in patients with persistent center-involved DME.
• Opthea Limited presented Phase 1/2a data of OPT-302 in wet age-related macular degeneration (AMD) at the Retina Society 2018 annual meeting.
• Corvus Pharmaceuticals announced the publication of results of preclinical studies of CPI-444 demonstrating that it induces dose-dependent antitumor responses as a monotherapy and in combination with anti-PD-1, anti-PD-L1 and anti-CTLA-4 therapies.
• Corvus Pharmaceuticals announced new data on a biomarker associated with patient response to therapy with CPI-444, an adenosine receptor antagonist at the European Society for Medical Oncology 2018 Congress.
• OmniAb partner Arcus Biosciences announced that abstracts relating to its portfolio have been accepted for poster presentation at the Society for Immunotherapy of Cancer Annual Meeting.
• Seelos Therapeutics announced a merger agreement with Apricus Biosciences, to form a combined publicly-traded company focused on developing a portfolio that includes Ligand-partnered CNS programs.
• Roivant announced that OmniAb-derived RVT-1401 (previously HL161) will form the foundation of a new company called Immunovant.

Business Development

• Ligand announced an OmniAb platform license agreement with the Fred Hutchinson Cancer Research Center (Fred Hutch) to use the OmniAb rodent platform technologies to discover fully human antibodies. Ligand is eligible to receive a defined share of revenue received by Fred Hutch from companies that commercialize products incorporating any such OmniAb-derived antibody.
• Ligand entered into a Captisol use agreement with Sunshine Lake Pharma.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to our equity investments in Viking and Retrophin, unissued shares relating to the Senior Convertible Notes and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenue, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of our investments in Viking and Retrophin, share-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 5777841. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue.

Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s plans to capitalize on opportunities in connection with the economic cycle, Ligand’s future revenue, the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners, guidance regarding the full-year 2018 financial results, and the potential of the Vernalis acquisition to create additional shots on goals, business development out-licensing and a platform to help efficiently pursue investment and acquisition activities in Europe and the United Kingdom. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2018; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; Ligand may expend significant resources or fail to integrate Vernalis and its workforce and Ligand may not successfully realize the anticipated benefits from the Vernalis acquisition, including the potential business development and using the acquisition as a platform to help efficiently pursue investment and acquisition activities in Europe and the United Kingdom; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, Kyprolis, an Amgen product, and EVOMELA, a Spectrum product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Royalties	$36,127	$21,931	$88,343	$60,372
Material sales	7,027	7,664	19,030	14,336
License fees, milestones and other revenues	2,509	3,780	84,490	15,930
Total revenues	45,663	33,375	191,863	90,638
Operating costs and expenses:
Cost of goods sold	1,460	2,385	3,382	3,628
Amortization of intangibles	5,725	2,706	12,309	8,126
Research and development	5,483	4,759	19,023	18,254
General and administrative	9,633	7,032	26,571	20,904
Total operating costs and expenses	22,301	16,882	61,285	50,912
Income from operations	23,362	16,493	130,578	39,726
Gain (Loss) from Viking	62,398	(1,019)	124,206	(3,350)
Interest expense, net	(5,726)	(2,822)	(19,022)	(8,625)
Other expense, net	(808)	(581)	(5,643)	(1,185)
Total other income (expense), net	55,864	(4,422)	99,541	(13,160)
Income before income taxes	79,226	12,071	230,119	26,566
Income tax expense	(11,864)	(3,645)	(44,316)	(7,000)
Net income:	$67,362	$8,426	$185,803	$19,566

Basic net income per share	$3.19	$0.40	$8.77	$0.93
Shares used in basic per share calculation	21,148	21,071	21,189	21,007

Diluted net income per share	$2.80	$0.36	$7.61	$0.84
Shares used in diluted per share calculations	24,052	23,551	24,430	23,262

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$1,050,334	$201,661
Investment in Viking	105,183	—
Accounts receivable, net	46,976	25,596
Inventory	8,136	4,373
Derivative asset	509,257	—
Other current assets	25,339	5,391
Total current assets	1,745,225	237,021
Deferred income taxes, net	32,440	84,422
Goodwill and other identifiable intangible assets	302,237	314,543
Investment in Viking	—	6,438
Commercial license rights	20,934	19,526
Other assets	4,906	9,071
Total assets	$2,105,742	$671,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,914	$9,636
Current contingent liabilities	3,678	4,703
Deferred revenue	2,450	—
Derivative liability	563,158	—
2019 convertible senior notes, net	213,144	224,529
Total current liabilities	793,344	238,868
2023 convertible senior notes, net	602,839	—
Long-term contingent liabilities	9,053	9,258
Other long-term liabilities	986	4,248
Total liabilities	1,406,222	252,374
Equity component of currently redeemable convertible notes	—	18,859
Total stockholders' equity	699,520	399,788
Total liabilities and stockholders' equity	$2,105,742	$671,021

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net income	$67,362	$8,426	$185,803	$19,566
Share-based compensation expense	5,470	5,248	14,837	15,917
Non-cash interest expense(1)	9,701	2,927	25,162	8,647
Net change in fair value of derivatives	(110)	—	2,034	—
Amortization related to acquisitions	5,229	1,947	12,902	10,223
Increase in contingent liabilities(2)	907	1,336	3,638	2,302
(Gain) Loss from Viking	(62,398)	1,019	(124,206)	3,350
Realized gain from Viking(3)	3,107	—	3,107	—
Other(4)	177	(411)	663	(327)
Income tax effect of adjusted reconciling items above	8,317	(4,180)	13,808	(13,949)
Valuation allowance release(5)	—	—	(1,666)	—
Excess tax benefit from stock-based compensation(6)	(6,105)	(1,014)	(8,188)	(2,841)
Adjusted net income	$31,657	$15,298	$127,894	$42,888
Diluted per-share amounts attributable to common shareholders:
Net income	$2.80	$0.36	$7.61	$0.84
Share-based compensation expense	0.23	0.22	0.61	0.68
Non-cash interest expense(1)	0.40	0.12	1.03	0.37
Net change in fair value of derivatives	(0.01)	—	0.07	—
Amortization related to acquisitions	0.22	0.08	0.53	0.44
Increase in contingent liabilities(2)	0.04	0.06	0.15	0.10
(Gain) Loss from Viking	(2.60)	0.04	(5.09)	0.14
Realized gain from Viking(3)	0.13	—	0.13	—
Other(4)	0.01	(0.02)	0.03	(0.01)
Income tax effect of adjusted reconciling items above	0.35	(0.18)	0.57	(0.60)
Valuation allowance release(5)	—	—	(0.07)	—
Excess tax benefit from stock-based compensation(6)	(0.25)	(0.04)	(0.34)	(0.12)
2019 Senior Convertible Notes share count adjustment	—	0.04	0.21	0.09
Adjusted net income	$1.32	$0.69	$5.44	$1.94

GAAP - Weighted average number of common shares-diluted	24,052	23,551	24,430	23,262
Less: 2019 Senior Convertible Notes share count adjustment	—	1,334	924	1,119
Adjusted weighted average number of common shares-diluted	24,052	22,217	23,506	22,143

(1) Non-cash debt related costs is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(3) Amounts represent difference between price of Viking shares at time of them being acquired, net of adjustment for trading restrictions, and price of Viking shares at time of sale.

(4) Amounts represent mark to market adjustments associated with our equity investment in Retrophin net of amounts due to a third party licensor, absorbed losses from an investment accounted for under the equity method, and excess tax expense from non-deductible derivative expenses.

(5) Amount represents release of a valuation allowance relating to our investment in Viking during the second quarter of 2018.

(6) Excess tax benefits from stock-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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